UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2006

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2801 Trade Center Drive, Suite 120, Carrollton, Texas	75007
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2006, we entered into an Employment Agreement with Steven E. Walin, pursuant to which he will be employed as our Chief Executive Officer commencing March 6, 2006 for a term of three years. Pursuant to the Employment Agreement, Mr. Walin is entitled to receive:

•	An annual base salary of $375,000.

•	A signing bonus of $100,000, half of which will be payable on the date he commences his employment with us, and half of which will be payable on July 1, 2006.

•
An annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by our board of directors, provided that the 50% bonus will be guaranteed with respect to the first nine-month period of Mr. Walin’s employment with us.

•
A 10-year option to purchase 3 million shares of our common stock.  The exercise price per share with respect to the first 1,000,000 shares under this option (“Tranche One”) will equal the closing price of our common stock on the day before the commencement of Mr. Walin’s employment with us. The exercise price per share with respect to another 1,000,000 shares under this option (“Tranche Two”) will equal the greater of (i) the exercise price of the Tranche One option shares, and (ii) $.52. The exercise price for the final 1,000,000 shares under this option (“Tranche Three”) will equal the greater of (i) the exercise price of the Tranche One option shares, and (ii) $.80. All of the Tranche One option shares, and 50% of each of the Tranche Two and Tranche Three option shares will be immediately exercisable, and an additional 25% of the Tranche Two and Three option shares will become exercisable on each of the first and second anniversaries of the commencement of Mr. Walin’s employment with us, provided he is then employed by us.

•
A second 10-year option to purchase 5% of the number of shares of common stock sold by us in the next offering of our securities completed within two years of the commencement of Mr. Walin’s employment with us. The exercise price for this option will equal the greater of the closing price of our common stock on the day before (i) the commencement of his employment with us, and (ii) the date this option is granted. Fifty percent of the shares under this option will be immediately exercisable and an additional 25% of such shares will become exercisable on each of the first and second anniversaries of the grant of the option, provided Mr. Walin is then employed by us.

In addition, pursuant to the Employment Agreement, in the event that Mr. Walin’s employment is terminated by us without “Cause” or by Mr. Walin for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Walin will be entitled to:

•	payment of all accrued but unpaid base salary, his signing bonus (to the extent then unpaid), and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Walin will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of an option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Walin’s employment with us, all of the unvested options will immediately vest.

If Mr. Walin’s employment is terminated as a result of his death or disability, we will pay him his accrued but unpaid base salary, unpaid signing bonus, and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Walin is prohibited under the Employment Agreement from using or disclosing any of our proprietary information, competing with us, hiring any of our employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with us.

A copy of Mr. Walin’s Employment Agreement with us has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 6, 2006, Steven E. Walin , age 50, has been appointed as our Chief Executive Officer, to serve in such capacity pursuant to the terms of the Employment Agreement described in Item 1.01 above, which is incorporated herein by reference. Mr. Walin will replace Nazzareno E. Paciotti, who continues to serve us as our Chief Financial Officer.

Mr. Walin has over 20 years of experience in the security industry. Most recently, from April 2003 until his appointment as our Chief Executive Officer, Mr. Walin served as the President of GE Security Enterprise Solutions, a division of General Electric Company that provides security solutions, including video monitoring, intrusion and access control systems. Prior to his employment with GE, from July 2001, Mr. Walin served as the Senior Vice President - North America Security for the Security Systems Division of Siemens Building Technologies. Prior to that, Mr. Walin had been the President and Chief Operating Officer of Securities Technology Group, Inc. until it was acquired by Siemens in July 2001.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Employment Agreement, dated as of January 31, 2006, between GVI Security Solutions, Inc. and Steven E. Walin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2006
GVI SECURITY SOLUTIONS, INC.

	By:	/s/ Howard Safir
Name: Howard Safir
Title: Chairman of the Board

EXHIBIT INDEX

No.	Description

10.1	Employment Agreement, dated as of January 31, 2006, between GVI Security Solutions, Inc. and Steven E. Walin.